                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                        Information Statement pursuant to
                              Rule 13d-1 and 13d-2



                               DiaSys Corporation
                               ------------------
                                (Name of Issuer)


                          COMMON STOCK, $.001 PAR VALUE
                          -----------------------------
                         (Title of Class of Securities)


                                   25283810-7
                                   ----------
                                 (CUSIP Number)


                                November 15, 2000
                                -----------------
             (Date of event which requires filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

                                [x] Rule 13d-1(c)


                         (Continued on following pages)

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        BH Capital Investments, L.P.
        None
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) [X]
                                                            (b) [ ]
--------------------------------------------------------------------------------
3.      SEC USE ONLY
--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION:     Ontario, Canada
--------------------------------------------------------------------------------
                           5.   SOLE VOTING POWER
                                None.
    NUMBER OF SHARES       -----------------------------------------------------
  BENEFICIALLY OWNED BY    6.   SHARED VOTING POWER
  EACH REPORTING PERSON         697,628 shares
          WITH             -----------------------------------------------------
                           7.   SOLE DISPOSITIVE POWER
                                None.
                           -----------------------------------------------------
                           8.   SHARED DISPOSITIVE POWER
                                697,628 shares
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         697,628 shares
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                     [  ]


--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   9.99%

--------------------------------------------------------------------------------
12.                TYPE OF REPORTING PERSON
                   PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        H.B. and Co., Inc.
        None
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [X]
                                                                     (b) [ ]
--------------------------------------------------------------------------------
3.      SEC USE ONLY
--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION:     Ontario, Canada
--------------------------------------------------------------------------------
                           5.   SOLE VOTING POWER
                                None.
    NUMBER OF SHARES       -----------------------------------------------------
  BENEFICIALLY OWNED BY    6.   SHARED VOTING POWER
  EACH REPORTING PERSON         697,628 shares
          WITH             -----------------------------------------------------
                           7.   SOLE DISPOSITIVE POWER
                                None.
                           -----------------------------------------------------
                           8.   SHARED DISPOSITIVE POWER
                                697,628 shares
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         697,628 shares
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES     [  ]


--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   9.99%

--------------------------------------------------------------------------------
12.                TYPE OF REPORTING PERSON
                   CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Henry Brachfeld
        None
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP       (a)   [X]
                                                               (b)   [ ]
--------------------------------------------------------------------------------
3.      SEC USE ONLY
--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION:     United States
--------------------------------------------------------------------------------
                           5.   SOLE VOTING POWER
                                None.
    NUMBER OF SHARES       -----------------------------------------------------
  BENEFICIALLY OWNED BY    6.   SHARED VOTING POWER
  EACH REPORTING PERSON         697,628 shares
          WITH             -----------------------------------------------------
                           7.   SOLE DISPOSITIVE POWER
                                None.
                           -----------------------------------------------------
                           8.   SHARED DISPOSITIVE POWER
                                697,628 shares
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         697,628 shares
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                     [  ]


--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   9.99%

--------------------------------------------------------------------------------
12.                TYPE OF REPORTING PERSON
                   IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Excalibur Limited Partnership
        None
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [X]
                                                                 (b) [ ]
--------------------------------------------------------------------------------
3.      SEC USE ONLY
--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION:     Ontario, Canada
--------------------------------------------------------------------------------
                           5.   SOLE VOTING POWER
                                None.
    NUMBER OF SHARES       -----------------------------------------------------
  BENEFICIALLY OWNED BY    6.   SHARED VOTING POWER
  EACH REPORTING PERSON         697,628 shares
          WITH             -----------------------------------------------------
                           7.   SOLE DISPOSITIVE POWER
                                None.
                           -----------------------------------------------------
                           8.   SHARED DISPOSITIVE POWER
                                697,628  shares
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         697,628 shares
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES    [  ]


--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  9.99%

--------------------------------------------------------------------------------
12.                TYPE OF REPORTING PERSON
                   PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Excalibur Capital Management, Inc.
        None
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [X]
                                                                      (b) [ ]
--------------------------------------------------------------------------------
3.      SEC USE ONLY
--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION:     Ontario, Canada
--------------------------------------------------------------------------------
                           5.   SOLE VOTING POWER
                                None.
    NUMBER OF SHARES       -----------------------------------------------------
  BENEFICIALLY OWNED BY    6.   SHARED VOTING POWER
  EACH REPORTING PERSON         697,628 shares
          WITH             -----------------------------------------------------
                           7.   SOLE DISPOSITIVE POWER
                                None.
                           -----------------------------------------------------
                           8.   SHARED DISPOSITIVE POWER
                                697,628 shares
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         697,628 shares
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES    [  ]


--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   9.99%

--------------------------------------------------------------------------------
12.                TYPE OF REPORTING PERSON
                   CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        William S. Hechter
        None
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)  [X]
                                                                  (b)  [ ]
--------------------------------------------------------------------------------
3.      SEC USE ONLY
--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION:     Ontario, Canada
--------------------------------------------------------------------------------
                           5.   SOLE VOTING POWER
                                None.
    NUMBER OF SHARES       -----------------------------------------------------
  BENEFICIALLY OWNED BY    6.   SHARED VOTING POWER
  EACH REPORTING PERSON         697,628 shares
          WITH             -----------------------------------------------------
                           7.   SOLE DISPOSITIVE POWER
                                None.
                           -----------------------------------------------------
                           8.   SHARED DISPOSITIVE POWER
                                697,628  shares
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         697,628 shares
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES     [  ]


--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   9.99%

--------------------------------------------------------------------------------
12.                TYPE OF REPORTING PERSON
                   IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Lilian Brachfeld
        None
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a)  [ ]
                                                                (b)  [ ]
--------------------------------------------------------------------------------
3.      SEC USE ONLY
--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION:     Ontario, Canada
--------------------------------------------------------------------------------
                           5.   SOLE VOTING POWER
                                None.
    NUMBER OF SHARES       -----------------------------------------------------
  BENEFICIALLY OWNED BY    6.   SHARED VOTING POWER
  EACH REPORTING PERSON         None.
          WITH             -----------------------------------------------------
                           7.   SOLE DISPOSITIVE POWER
                                None.
                           -----------------------------------------------------
                           8.   SHARED DISPOSITIVE POWER
                                None.
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                      None.
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES     [  ]


--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   0%

--------------------------------------------------------------------------------
12.                TYPE OF REPORTING PERSON
                   IN
--------------------------------------------------------------------------------

ITEM 1(a).          NAME OF ISSUER.


                    DiaSys Corporation (the "Issuer")


ITEM 1(b).          ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.


                    49 Leavenworth Street
                    Waterbury, Connecticut 06702

ITEM 2(a).          NAMES OF PERSONS FILING.


                    BH Capital Investments, L.P. ("BHCI")
                    H.B. and Co., Inc. ("HBCI")
                    Henry Brachfeld ("Mr. Brachfeld")
                    Excalibur Limited Partnership ("ELP")
                    Excalibur Capital Management, Inc. ("ECMI")
                    William S. Hechter ("Mr. Hechter")
                    Lilian Brachfeld ("Mrs. Brachfeld")

ITEM 2(b).          ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.


                    The address of the principal business office of BHCI, HBCI, Mr. Brachfeld and Mrs. Brachfeld is:

                    175 Bloor Street East
                    South Tower, 7th Floor
                    Toronto, Ontario M4W 3R8
                    Canada

                    The address of the principal business office of ELP, ECMI and Mr. Hechter is:

                    33 Prince Arthur Avenue
                    Toronto, Ontario M5R 1B2
                    Canada

ITEM 2(c).          CITIZENSHIP.


                    BHCI is an Ontario, Canada limited partnership HBCI is an Ontario, Canada corporation
                    Mr. Brachfeld is a citizen of the United States
                    ELP is an Ontario, Canada limited partnership
                    ECMI is an Ontario, Canada corporation
                    Mr. Hechter is a citizen of Canada
                    Mrs. Brachfeld is a citizen of Canada

ITEM 2(c).          TITLE OF CLASS OF SECURITIES.


                    Common Stock,  $.001 par value per share


ITEM 2(e).          CUSIP NUMBER.


                    25283810-7


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:


                    Not applicable. This statement is filed pursuant to Rule 13d-1(c)


ITEM 4.             OWNERSHIP.


         (a) Amount beneficially owned by reporting persons as of November 15, 2000: Each reporting person, except Mrs. Brachfeld (see subsection (d) below), beneficially owns 697,628 shares
                  (1)(2).

         (b) Percent of Class: Each reporting person, except Mrs. Brachfeld (see subsection (d) below), holds 9.99% (based on 6,285,644 shares of common stock of the Issuer outstanding, determined from the Issuer's Form 10-QSB for the quarterly period ended September 30, 2000) (2).

         (c)      Number of shares as to which such persons have:

                  (i) Sole power to direct the vote: None of the reporting persons has the sole power to direct the vote.
                  (ii) Shared power to vote or to direct the vote: Each reporting person, except Mrs. Brachfeld (see subsection (d) below), has the shared power to vote or direct the vote of 697,628 (1)(2).
                  (iii) Sole power to dispose or direct the disposition of the Common Stock: None of the reporting persons has the sole power to dispose or direct the disposition of the securities of the Issuer.
                  (iv)     Shared power to dispose or direct the disposition of:
                           Each reporting person, except Mrs. Brachfeld (see subsection (d) below), has the shared power to dispose or direct the disposition of 697,628 (1)(2).

         (d) Mrs. Brachfeld is the sole stockholder of HBCI and the wife of Mr. Brachfeld. By reason of such status, Mrs. Brachfeld may be deemed to beneficially own the shares of common stock of the Issuer beneficially owned by HBCI and Mr. Brachfeld. Mrs. Brachfeld disclaims beneficial ownership of all such shares pursuant to Rule 13d-4 promulgated under the Securities Exchange Act of 1934, as amended.

Notes: (1) Includes (i) 50,883 shares which are issuable upon the exercise of immediately exercisable warrants held by BHCI, (ii) 297,931 shares which are issuable upon conversion of 1,500 shares of Series A Convertible Preferred Stock owned by BHCI, (iii) 50,883 shares which are issuable upon the exercise of immediately exercisable warrants held by ELP, and (vi) 297,931 shares which are issuable upon conversion of 1,500 shares of issuer's Series A Convertible Preferred Stock owned by ELP.

         (2) Number of Shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock based upon a conversion price of $5.00 per share. Pursuant to the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock (the "Certificate of Designations") of the Issuer, the owners of the shares of Series A Convertible Preferred Stock may convert such shares at the lowest of (i) $5.00 per share, (ii) the average of the closing bid prices of the Issuer's Common Stock for the five trading days preceding the date the Series A Convertible Preferred Stock was issued (the "Market Price at Closing"), or (iii) the average of the closing bid prices of the Issuer's Common Stock for the two lowest days in the fifteen trading days preceding conversion (the "Current Market Price"). As of the date of this report, the applicable conversion price is $5.00. The Certificate of Designations prohibits an owner of Series A Convertible Preferred Stock from converting its Series A Convertible Preferred Stock if after giving effect to such conversion, such owner would be deemed to beneficially own more than 9.99% of the Issuer's outstanding Common Stock.

ITEM 5.             OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                    Not applicable.


ITEM 6.             OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                    PERSON.


                    Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.


                    Not applicable.



ITEM 8.             IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.


                    Not applicable.


ITEM 9.             NOTICE OF DISSOLUTION OF GROUP.


                    Not applicable.


ITEM 10.            CERTIFICATION.


                    By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction which could have that purpose or effect.

EXHIBITS:           A. Joint Filing Agreement, dated as of November 15, 2000,
                    among BHCI, HBCI, Mr. Brachfeld, ELP, ECMI, Mr. Hechter and
                    Mrs. Brachfeld.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        December 13, 2000


                                              BH Capital Investments, L.P.

                                                By: H.B. and Co., Inc.

                                                  By: /s/ Henry Brachfeld
                                        ----------------------------------------
                                                       President




                                        December 13, 2000

                                              H.B. and Co., Inc.

                                                  By: /s/ Henry Brachfeld
                                        ----------------------------------------
                                                       President



                                        December 13, 2000


                                                  /s/ Henry Brachfeld
                                        ----------------------------------------
                                                    Henry Brachfeld



                                        December 13, 2000


                                              Excalibur Limited Partnership

                                        By: Excalibur Capital Management, Inc.
                                                    General Partner
                                                By: /s/ William S. Hechter
                                        ----------------------------------------
                                                    William Hechter
                                                       Director

                                 December 13, 2000


                                     /s/ Excalibur Capital Management, Inc.

                                               By: /s/ William S. Hechter
                                 -----------------------------------------------
                                                   William S. Hechter
                                                      Director



                                  December 13, 2000


                                           /s/ William S. Hechter
                                  ----------------------------------------------
                                               William S. Hechter



                                  December 13, 2000


                                            /s/ Lilian Brachfeld
                                  ----------------------------------------------
                                                Lilian Brachfeld